Exhibit 99.1

Clarus Corporation

2084 East 3900 South,

Salt Lake City, Utah 84124

August 14, 2020

Via Regular Mail and Email (jmilano@greenhousefunds.com)

Joseph M. Milano, CFA

Greenhouse Funds LLLP

650 S. Exeter St, Suite 1080

Baltimore, MD 21202

Dear Mr. Milano:

I am responding to your request that Greenhouse Funds LLLP and its Affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) (collectively, “Greenhouse”) be permitted under Clarus Corporation’s (the “Company”) Rights Agreement dated as of February 12, 2008 (the “Rights Agreement”) to acquire beneficial ownership in excess of 7.5% of the Company’s outstanding shares of common stock. We note that Greenhouse has beneficial ownership of 2,138,450 shares of the Company’s common stock, as publicly disclosed by Greenhouse in the Schedule 13F for the quarter ended June 30, 2020, filed by it with the Securities and Exchange Commission on August 6, 2020, which represents approximately 7.2% of the Company’s outstanding shares of common stock.

The Company’s Board of Directors has considered Greenhouse’s request to acquire beneficial ownership in excess of 7.5% of the Company’s outstanding shares of common stock, and has determined to approve Greenhouse’s request to increase its current beneficial ownership to in excess of 7.5% of the Company’s outstanding shares of common stock, provided that the foregoing determination is conditioned upon, and subject to Greenhouse: (i) not increasing such beneficial ownership to in excess of 9.9% of the Company’s outstanding shares of common stock; (ii)  remaining continuously eligible to report its ownership of the Company’s common stock on Schedule 13G; and (iii) increasing such beneficial ownership to in excess of 7.5% of the Company’s outstanding shares of common stock on or before the twelve month anniversary of the date of this letter.

Please note that in the event that Greenhouse increases its beneficial ownership to in excess of 7.5% of the Company’s outstanding shares of common stock and then subsequently reduces its beneficial ownership to below 7.5%, the approval granted pursuant to this letter shall immediately terminate and Greenhouse would need to obtain a new approval from the Company’s Board of Directors before seeking to again increase its beneficial ownership to in excess of 7.5% of the Company’s outstanding shares of common stock.

Should you have any further questions, please do not hesitate to contact me.

Very truly yours,

CLARUS CORPORATION

By:	/s/ Aaron J. Kuehne
Name: Aaron J. Kuehne
Title: Chief Administrative Officer and Chief Financial Officer

Accepted and Agreed to
as of the Date First Set Forth Above:

Greenhouse Funds LLLP

By:	/s/ Joseph M. Milano

Name: Joseph M. Milano
Title: Chief Investment Officer